Exhibit 3.4   Preferred Stock Designation

              ROSS MILLER
              Secretary of State
{STATE SEAL}  204 North Carson Street, Ste 1
              Carson City, Nevada 89701-4299
              (775) 684-5708
              Website: secretaryofstate.biz

                                Filed in the office of   Document Number
                                /s/ Ross Miller          20080294877-87
                                Ross Miller              Filing Date and Time
                                Secretary of State       04/29/2008 2:51 PM
                                State of Nevada          Entity Number
                                                         E0398472006-4

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-      Certificate of Designation     -
-      (PURSUANT TO NRS 78.1955)      -
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USE BLACK INK ONLY - DO NOT HIGHLIGHT      ABOVE SPACE IS FOR OFFICE USE ONLY


                        Certificate of Designation
                      For Nevada Profit Corporations
                        (Pursuant to NRS 78.1955)


1. Name of corporation:

   Nevada Processing Solutions (Entity Number E0398472006-4)

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The corporation's Preferred shares shall be designated as "Callable and Convertible Preferred Stock". The corporation has the right to call for and purchase these Preferred shares at any time, or if the corporation should designate that these shares are deemed not callable, the holders of these Preferred shares shall have the right to cause the corporation to redeem shares for Common Stock at any time. Each holder of the Callable and Convertible Preferred Stock shall have the right to convert all or any portion of such shares as such holder desires to convert, into shares of the Common Stock of the corporation, as follows: each share of Convertible Preferred Stock can be exchanged for ten (10) shares of Common Stock of the corporation.


3. Effective date of filing (optional):
                                        --------------------------------
                                        (must not be later than 90 days
                                        after the certificate is filed)

4. Officer Signature (Required):   X /s/ Chad Guidry
                                   ---------------------

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.


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